Exhibit 99.1

For Immediate Release
May 11, 2026

Carlyle Secured Lending, Inc. Announces Financial Results For First Quarter Ended March 31, 2026, Declares Second Quarter 2026 Dividend of $0.35 Per Common Share
New York - Carlyle Secured Lending, Inc. (together with its consolidated subsidiaries, “we,” “us,” “our,” “CGBD” or the “Company”) (NASDAQ: CGBD) today announced its financial results for its first quarter ended March 31, 2026.
Alex Chi, CGBD’s Chief Executive Officer, said, “Despite macroeconomic uncertainty and market volatility, CGBD delivered another quarter of stable earnings, supported by consistent credit performance. We are seeing an increasingly attractive investment environment, with spreads on new originations expanding, positioning the portfolio for improved yields and stronger earnings power over time. In this context, we have reset the base dividend to better align with current portfolio earnings, while maintaining the potential to deliver additional value to shareholders through supplemental dividends as earnings grow. We believe this approach enhances our financial flexibility and supports a stable NAV. We remain focused on leveraging the OneCarlyle platform and enhancing our origination engine to take market share, as well as scaling our joint ventures which both ended the quarter with over $1 billion in assets.”
For the first quarter of 2026, we reported $0.36 per common share of Net Investment Income and Adjusted Net Investment Income, a non-GAAP financial measure described below.
Net asset value per common share decreased by 2.3% for the first quarter to $15.89 from $16.26 as of December 31, 2025. The total fair value of our investments decreased to $2.3 billion as of March 31, 2026.
Dividends
On April 29, 2026, the Board of Directors declared a quarterly common dividend of $0.35 per share. The dividend is payable on July 16, 2026 to common stockholders of record on June 30, 2026.
Conference Call
The Company will host a conference call at 12:00 p.m. (Eastern Time) on Monday, May 11, 2026 to discuss these financial results. The conference call will be available via public webcast via a link on our website and will also be available on our website soon after the call’s completion.
Non-GAAP Financial Measures
On a supplemental basis, we are disclosing Adjusted Net Investment Income Per Common Share, which is calculated and presented on a basis other than in accordance with GAAP (“non-GAAP”). We use this non-GAAP financial measure internally to analyze and evaluate financial results and performance, and we believe this non-GAAP financial measure is useful to investors as an additional tool to evaluate our ongoing results and trends and to review our performance without giving effect to (i) the amortization/accretion resulting from the new cost basis of the investments acquired and accounted for under the acquisition method of accounting in accordance with ASC 805 and (ii) the one-time purchase or non-recurring investment income and expense events, including the effects on incentive fees. In addition, the Company’s management uses the non-GAAP financial measure described above internally to analyze and evaluate financial results and performance and to compare the Company’s financial results with those of other business development companies that have not had similar one-time or non-recurring events. The presentation of this non-GAAP measure is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.
Starting in the first quarter of 2025, the adjustment to net investment income per common share to determine Adjusted Net Investment Income Per Common Share represents the difference between GAAP amortization under the asset acquisition method of accounting in accordance with ASC 805 and management’s non-GAAP measure of amortization related to assets acquired in connection with the CSL III merger on March 27, 2025, and the remaining interest in Middle Market Credit Fund II on

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February 11, 2025. This adjustment reflects management’s view of the economic yield on the acquired assets and is consistent with our internal evaluation of performance.
Carlyle Secured Lending, Inc.
CGBD is an externally managed specialty finance company focused on lending to middle-market companies. CGBD is managed by Carlyle Global Credit Investment Management L.L.C., an SEC-registered investment adviser and a wholly owned subsidiary of The Carlyle Group Inc. Since it commenced investment operations in May 2013 through March 31, 2026, CGBD has invested approximately $10.9 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. CGBD’s investment objective is to generate current income and capital appreciation primarily through debt investments in U.S. middle market companies. CGBD has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.
Web: carlylesecuredlending.com
About Carlyle
Carlyle (“Carlyle,” or the “Adviser”) (NASDAQ: CG) is a global investment firm with deep industry expertise that deploys private capital across three business segments: Global Private Equity, Global Credit, and Carlyle AlpInvest. With $475 billion of assets under management as of March 31, 2026, Carlyle’s purpose is to invest wisely and create value on behalf of its investors, portfolio companies, and the communities in which we live and invest. Carlyle employs more than 2,500 people in 28 offices across four continents. Further information is available at www.carlyle.com. Follow Carlyle on X @OneCarlyle and LinkedIn at The Carlyle Group.

Contacts:

Investors:	Media:
Nishil Mehta	Brittany Bensaull
+1-212-813-4918	+1-212-813-4839
publicinvestor@carlylesecuredlending.com	brittany.bensaull@carlyle.com
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